                                                                      EXHIBIT 11

            INDUSTRI-MATEMATIK INTERNATIONAL CORP. AND SUBSIDIARIES

                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               YEAR ENDED
                                                                APRIL 30,
                                                          ---------------------
                                                          PRO FORMA
                                                          ---------
                                                            1996
                                                          ---------
Income (loss) from continuing operations................   $ 1,423
Income (loss) from discontinued operations..............       327
                                                           -------
Net income..............................................   $ 1,750
                                                           =======
PRIMARY
Average shares outstanding..............................     9,865
Net effect of dilutive stock options based on the
 treasury method using estimated IPO price..............       783
Net effect of dilutive convertible preferred stock based
 on the "as if converted" method*.......................    14,630
                                                           -------
Total...................................................    25,278
                                                           =======
Pro forma per share amounts:............................
Income (loss) from continuing operations................   $  0.06
Income (loss) from discontinued operations..............      0.01
                                                           -------
Pro forma net income....................................   $  0.07
                                                           =======

*Pro forma amount assumes the conversion of Convertible Preferred Stock to Common Stock including the effect of a 3-for-1 stock split.